CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Post-Effective Amendment No. 22 to Registration Statement No. 333-101942 of Hartford Life Insurance Company Separate Account Seven on Form N-4, of our report dated February 27, 2015, relating to the consolidated financial statements of Hartford Life Insurance Company as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014, and of our report dated April 20, 2015, relating to the statements of assets and liabilities of Hartford Life Insurance Company Separate Account Seven as of December 31, 2014, and the related statements of operations for the periods then ended, the statements of changes in net assets for each of the periods presented in the two years then ended, and the financial highlights in Note 6 for each of the periods presented in the five years then ended, both appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Statement of Additional Information.
/s/ Deloitte & Touche LLP
Hartford, Connecticut
April 20, 2015